Exhibit 99.1

Isoray Announces Record Third Quarter Fiscal 2020 Financial Results

Record Revenue and Gross Profit

Revenue Increased 50% Year-Over-Year

RICHLAND, WASHINGTON – May 12, 2020 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the third quarter fiscal 2020 ended March 31, 2020.

Revenue for the third quarter of fiscal 2020 grew 50% to a record $2.88 million versus $1.92 million in the prior year comparable period. The company’s core prostate brachytherapy revenue grew 42% when compared to the fiscal third quarter of 2019. Prostate brachytherapy represented 84% of total revenue for the third quarter of fiscal 2020 compared to 88% in the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy. Net new physician customer count for the twelve-month period ending March 31, 2020 increased 33% versus the prior year comparable period.

Gross profit as a percentage of revenues increased to 59.2% for the three months ended March 31, 2020, versus 45.7% in the prior year comparable period. Third quarter gross profit increased 94% to $1.71 million versus $0.88 million in the third quarter of fiscal 2019, largely attributed to increased sales and lower isotope unit costs compared to the prior year comparable period.

Isoray CEO Lori Woods said, “We are very pleased with the considerable progress we continue to achieve and the accelerated growth we realized in the quarter ended March 31st. This quarter generated the top three single highest revenue months in the company’s history. We believe this is an important indicator of enduring momentum and further advancement.”

As a result of the COVID-19 pandemic, Isoray did experience some impact from government guidelines that were issued prohibiting many non-emergency surgical procedures including brachytherapy. This led to the cancellation or postponement of treatments that were scheduled for late March and April.  As a result, preliminary sales for the month of April declined 20% versus April of 2019.

“While this did initially impact sales, we are hearing from many of our customers who tell us we should expect orders to pick-up from pent-up demand. Orders are already picking up. We began seeing growth in late April which has continued. We firmly believe that most, if not all, of the delayed procedures will take place over the next few months. We are optimistic about what is to come because we believe the resumption of procedures serves as a strong foundation for continued expansion,” Woods explained.

Driven by the 50% sales growth, total operating expenses increased 10% in the third quarter to $2.25 million compared to $2.04 million in the prior year comparable period. Total research and development expenses decreased slightly compared to the prior year comparable period. Sales and marketing expenses increased 25% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increased incentive compensation related to the increase in revenue as well as an increase in physician-led training expenses but was partially offset by a decrease in travel expenses due to COVID-19. General and administrative expenses increased 5% versus the prior year comparable period, primarily the result of increased payroll expenses due to increased headcount and incentive compensation, insurance premiums, and public company related expenses which were offset by a decrease in the company’s Washington State Hazardous Substance Tax, as well as reduced legal, travel, and employee hiring expenses.

The net loss for the three months ended March 31, 2020, was $0.55 million or ($0.01) per basic and diluted share versus a net loss of $1.13 million or ($0.02) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.6 million for the three months ended March 31, 2020, versus 67.3 million in the comparable prior year period.

For the first nine months of fiscal 2020 ended March 31, 2020, revenue increased 37% to $7.40 million versus $5.39 million in the prior year comparable nine-month period. Prostate brachytherapy represented 87% of total revenue for the first nine months of fiscal 2020 compared to 88% for the first nine months of fiscal 2019. Driven by the 37% sales growth, total operating expenses for the first nine months of fiscal 2020 increased 1% to $6.34 million, versus $6.28 million in the prior year comparable nine-month period. The net loss for the first nine months of fiscal 2020 was $2.26 million, or ($0.03) per basic and diluted share, compared to a net loss of $4.05 million, or ($0.06) per basic and diluted share, in the prior year comparable nine-month period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.4 million for the nine months ended March 31, 2020, versus 66.9 million in the comparable prior year nine-month period.

Cash, cash equivalents, and certificates of deposit at the end of the third quarter of fiscal 2020 totaled $2.41 million and the company had no debt. Shareholders’ equity at the end of the third quarter of fiscal 2020 totaled $5.82 million.

Conference Call Details

The company will hold an earnings conference call today, May 12, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial 844-602-0380. For callers outside the U.S., please dial 862-298-0970.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/34448 by clicking on the link. The webcast will be available until August 12, 2020 following the conference call. A replay of the call will also be available by phone and can be accessed by dialing 877-481-4010 and providing reference number 34448. For callers outside the U.S., please dial 919-882-2331 and provide reference number 34448. The replay will be available beginning approximately one hour after the completion of the live event, ending at 4:30 pm Eastern Time on May 19, 2020.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement

Statements in this news release about Isoray's future expectations, including: the anticipated continued growth in revenues in fiscal year 2020, the impact of COVID-19 on our financial results, suppliers, scheduling of procedures, and employees, lower isotope costs, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium Blu products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our rebranded products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID -19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	March 31,	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,405	$5,326
Accounts receivable, net	2,147	1,154
Inventory	580	530
Prepaid expenses and other current assets	587	305

Total current assets	5,719	7,315

Property and equipment, net	1,744	1,609
Right of use asset, net	1,059	-
Restricted cash	181	181
Inventory, non-current	126	155
Other assets, net of accumulated amortization	133	162

Total assets	$8,962	$9,422

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$937	$683
Lease liability	232	-
Accrued protocol expense	45	133
Accrued radioactive waste disposal	87	74
Accrued payroll and related taxes	260	89
Accrued vacation	183	142

Total current liabilities	1,744	1,121
Long-term liabilities:
Lease liability, non-current	830	-
Asset retirement obligation	570	621

Total liabilities	3,144	1,742

Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized:
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 67,650,547 and 67,388,047 shares issued and outstanding	68	67
Additional paid-in capital	92,500	92,105
Accumulated deficit	(86,750)	(84,492)

Total shareholders' equity	5,818	7,680

Total liabilities and shareholders' equity	$8,962	$9,422

Isoray, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2020	2019	2020	2019

Sales, net	$2,880	$1,924	$7,401	$5,390
Cost of sales	1,174	1,045	3,348	3,222
Gross profit	1,706	879	4,053	2,168

Operating expenses:
Research and development:
Proprietary research and development	294	299	804	1,088
Collaboration arrangement, net of reimbursement	-	-	-	45
Total research and development	294	299	804	1,133
Sales and marketing	805	645	2,286	1,996
Gain on equipment disposal	-	(1)	-	(24)
General and administrative	1,155	1,099	3,323	3,173
(Gain) on change in estimate of asset retirement obligation	-	-	(73)	-
Total operating expenses	2,254	2,042	6,340	6,278

Operating loss	(548)	(1,163)	(2,287)	(4,110)

Non-operating income:
Interest income, net	3	34	29	59
Other income	-	2	-	2
Non-operating income	3	36	29	61

Net loss	(545)	(1,127)	(2,258)	(4,049)
Preferred stock dividends	(3)	(3)	(8)	(8)

Net loss applicable to common shareholders	$(548)	$(1,130)	$(2,266)	$(4,057)

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.06)

Weighted average shares used in computing net loss per share:
Basic and diluted	67,558	67,333	67,444	66,937